Filed Pursuant to Rule 433

Registration No. 333-233608

Final Term Sheet

October 29, 2020

VERIZON COMMUNICATIONS INC.

£600,000,000 1.125% Notes due 2028

£600,000,000 1.875% Notes due 2038

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	1.125% Notes due 2028 (“Notes due 2028”)
1.875% Notes due 2038 (“Notes due 2038”)

Trade Date:	October 29, 2020

Settlement Date (T+3):	November 3, 2020

Maturity Date:	Notes due 2028: November 3, 2028
Notes due 2038: November 3, 2038

Interest Payment Dates:	Notes due 2028: Annually in arrears on each November 3, commencing November 3, 2021 Notes due 2038: Annually in arrears on each November 3, commencing November 3, 2021

Aggregate Principal Amount Offered:	Notes due 2028: £600,000,000
Notes due 2038: £600,000,000

Public Offering Price:	Notes due 2028: 99.358% plus accrued interest, if any, from November 3, 2020
Notes due 2038: 99.319% plus accrued interest, if any, from November 3, 2020

Government Benchmark:	Notes due 2028: UKG 1.625% due October 22, 2028
Notes due 2038: UKG 4.75% due December 7, 2038

Government Benchmark Yield:	Notes due 2028: 0.076%
Notes due 2038: 0.581%

Re-offer Spread vs. Government Benchmark:	Notes due 2028: G + 113 basis points
Notes due 2038: G + 133 basis points

Re-offer Yield (annual):	Notes due 2028: 1.210%
Notes due 2038: 1.920%

Underwriting Discount:	Notes due 2028: 32.5 basis points
Notes due 2038: 45.0 basis points

Proceeds to Verizon (before expenses):	Notes due 2028: 99.033%
Notes due 2038: 98.869%

Interest Rate:	Notes due 2028: 1.125% per annum
Notes due 2038: 1.875% per annum

Denominations:	Minimum of £100,000 and integral multiples of £1,000 in excess of £100,000

Redemption:	Notes due 2028: (i) at any time prior to August 3, 2028 (three months prior to maturity) (the “Notes due 2028 Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Notes due 2028 being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 20 basis points, assuming for such purpose that the Notes due 2028 matured on the Notes due 2028 Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Notes due 2028 Par Call Date, at 100% of the principal amount of the Notes due 2028 being redeemed plus accrued and unpaid interest

Notes due 2038: (i) at any time prior to August 3, 2038 (three months prior to maturity) (the “Notes due 2038 Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Notes due 2038 being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 20 basis points, assuming for such purpose that the Notes due 2038 matured on the Notes due 2038 Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Notes due 2038 Par Call Date, at 100% of the principal amount of the Notes due 2038 being redeemed plus accrued and unpaid interest

CUSIPs:	Notes due 2028: 92343V FP4
Notes due 2038: 92343V FQ2

ISINs:	Notes due 2028: XS2251337353
Notes due 2038: XS2251337601

Common Codes:	Notes due 2028: 225133735
Notes due 2038: 225133760

Listing:	Verizon intends to apply to list the notes on the New York Stock Exchange (the “NYSE”). Trading in the notes on the NYSE is expected to begin within 30 days after the original issue, but the listing application is subject to review by the NYSE. Verizon has no obligation to maintain such listing and may delist the notes at any time.

Allocation	Principal Amount of Notes due 2028	Principal Amount of Notes due 2038
Barclays Bank PLC	£150,000,000	£150,000,000
J.P. Morgan Securities plc	£150,000,000	£150,000,000
RBC Europe Limited	£150,000,000	£150,000,000
MUFG Securities EMEA plc	£60,000,000	£60,000,000
Wells Fargo Securities, LLC	£60,000,000	£60,000,000
Academy Securities, Inc.	£10,000,000	£10,000,000
C.L. King & Associates, Inc.	£10,000,000	£10,000,000
Mischler Financial Group, Inc.	£10,000,000	£10,000,000

Total	£600,000,000	£600,000,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated October 29, 2020, Prospectus dated September 4, 2019

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at +1-888-603-5847, J.P. Morgan Securities plc at +44-207-134-2468 or RBC Europe Limited at +44(0)20-7029-7031, or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

Internet Site: www.verizon.com/about/investors

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.